Exhibit 4.5


                          AGREEMENT OF SUBSTITUTION AND
                          AMENDMENT OF RIGHTS AGREEMENT

     This Agreement of Substitution and Amendment of Rights Agreement (the "Amendment") is entered into as of August 19, 2002, by and between Fresh Brands, Inc., a Wisconsin corporation (the "Company") and American Stock Transfer and Trust Company, a New York banking corporation ("AST").

                                    RECITALS

A. On or about October 12, 2001 , the Company entered into a Common Shares Rights Agreements (the "Rights Agreement") with Firstar Bank, N.A., a National Banking Association (the "Predecessor Agent"), pursuant which the Predecessor Agent agreed to act as the Company's rights agent.

B. Predecessor Agent was chosen as the Company's rights agent because Predecessor Agent was the Company's transfer agent and performed certain other related services.

C. Predecessor Agent has indicated that it will cease performing transfer agent and related services.

D. The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement, and AST wishes to accept such substitution.

E. The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Section 21 of the Rights Agreement is deleted and replaced by the following:

          Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Right Certificates by first class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Right Certificates by first class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation authorized to do business as a banking institution, organized and doing business under the laws of the United States, of the State of Wisconsin or of the State of New York, in good standing, having an office in the State of Wisconsin or the State of New York (or, in the discretion of the Board of Directors of the Company, any other state of the United States), which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million, or (b) an Affiliate of a corporation described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

     2. The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement, as amended by this Amendment.

     3. AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement, as amended by this Amendment.

     4. From and after the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.

     5. Section 26(b) of the Rights Agreement is amended to substitute the following address for the address of the Predecessor Agent:

          If to AST:             American Stock Transfer & Trust Company
                                 59 Maiden Lane
                                 New York, NY  10038
                                 Attention:  Corporate Trust Department

     6. Except as expressly modified herein, the Right Agreement shall remain in full force and effect.

     7. This Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the dated indicated above.

ATTEST:                                    FRESH BRANDS, INC.


By: /s/ Armand C. Go                       By: /s/ Elwood F. Winn
   ---------------------------------          ----------------------------------
    Armand C. Go                               Elwood F. Winn
    Vice President, Chief Financial            President and Chief Executive
    Officer, Treasurer and Secretary           Officer

ATTEST:                                    AMERICAN STOCK TRANSFER & TRUST
                                           COMPANY


By:    /s/ Susan Silber                    By:    /s/ Herbert J. Lemmer
   ------------------------------------       ----------------------------------
Name:  Susan Silber                        Name:  Herbert J. Lemmer
     ----------------------------------         --------------------------------
Title: Assistant Secretary                 Title: Vice President
      ---------------------------------          -------------------------------